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                                     EXHIBIT 99.2

ACS ANNOUNCES FINAL PRORATION FACTOR IN ITS TENDER OFFER FOR BRC HOLDINGS

DALLAS, TEXAS - December 18, 1998 - ACS (NYSE: ACS) announced today that it has been advised by its depository, First City Transfer Company, that on a final basis 9,669,643 shares of common stock of BRC Holdings, Inc. (NASDAQ: BRCP) were validly tendered and not withdrawn on or prior to the 12:00 Midnight (New York City time), December 14, 1998, expiration date of ACS' $19.00 per share cash tender offer, resulting in a final proration factor of 90.0161257%. Upon the expiration of the offer, ACS accepted for payment 8,704,238 shares of common stock of BRC. This represents approximately 51% of the outstanding shares of common stock of BRC on a fully diluted basis, which is equal to approximately 63% of the actual outstanding shares.

As previously announced, subject to the terms of the merger agreement between ACS and BRC, shares of common stock of BRC not tendered will be converted into the right to receive $19.00 per share pursuant to a second-step merger upon which BRC will become a wholly-owned subsidiary of ACS, which is currently anticipated to be completed by early February 1999.

ACS is based in Dallas, Texas, and has operations primarily in North America, as well as Central America, South America, Europe and the Middle East. ACS provides a full range of information technology services including technology outsourcing, business process outsourcing, electronic commerce, professional services and systems integration. The Company's Class A common stock trades on the New York Stock Exchange under the symbol "ACS." Visit ACS on the Internet at WWW.ACS-INC.COM.

BRC Holdings Inc., based in Dallas, Texas, is an information technology services firm with 30 years experience providing consulting, project management, technical support and system services that enable its clients to achieve their strategic and operational objectives. BRC specializes in information technology outsourcing, consulting, information systems, and document management. For more information about BRC, visit the company's web site at WWW.BRCP.COM.


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